Exhibit 99.1

Contact:
Susan Spilka	Patrick Handley
201-748-6147	+447974982395
sspilka@wiley.com	phandley@brunswickgroup.com

Wiley to Acquire Blackwell Publishing (Holdings) Ltd.

        Hoboken, N.J., and Oxford, U.K., November 17, 2006—John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that it has entered into a definitive agreement to acquire the outstanding shares of Blackwell Publishing (Holdings) Ltd., one of the world's foremost academic and professional publishers. The purchase price of £572 million will be financed with a combination of debt and cash. The transaction will be implemented through a U.K. Scheme of Arrangement. Wiley has received irrevocable commitments from the principal shareholders of Blackwell Publishing to sell their shares to Wiley. The companies anticipate that the transaction will close early in 2007.

        Based in Oxford, Blackwell Publishing's revenue in 2005 was approximately £210 million, or $380 million, which is about the same as Wiley's global Scientific, Technical and Medical (STM) business. Blackwell's publishing programs include journals, books and online content in the sciences, technology, medicine, the social sciences and humanities. Blackwell Ltd., the book library service and retailing business, is a separate entity and is not part of the acquisition.

        "The combination of Blackwell Publishing and Wiley, two of the world's most respected global publishers, is a rare opportunity with highly favorable, long-term strategic implications," said William J. Pesce, Wiley's President & Chief Executive Officer. "We look forward, with genuine enthusiasm, to collaborating with our new colleagues at Blackwell Publishing. Together, we will deliver even greater value than we could as separate entities to all stakeholders—our customers, authors, society partners and shareholders. The combined business will publish approximately 1,250 scholarly peer-reviewed journals and an extensive collection of books with global appeal. This deep reservoir of must-have content will be delivered to customers in print and electronically, advancing our goal of providing more access to more content to more people than ever before in the history of the two companies."

        Rene Olivieri, CEO of Blackwell Publishing (Holdings) Ltd., added, "Combining Blackwell and Wiley, with our complementary strengths, presents a unique opportunity to create a global publishing business with deep strength in every major academic and professional field. Furthermore, there is outstanding cultural compatibility between our two firms that will not only smooth a successful transition to a single business, but also provide a platform for enhanced capabilities for the publishing partners and customers of the combined companies."

        Nigel Blackwell, Chairman of Blackwell Publishing (Holdings) Ltd., said, "Wiley and Blackwell are two great firms sharing the same cultural values, and in particular, a common publishing ethic. Marrying them together makes perfect sense both commercially and for the benefit of the global academic and professional community."

About Blackwell Publishing

        Considered by many people in the industry as among the very best at building and maintaining strong relationships with professional and scholarly societies, Blackwell Publishing is the publisher of approximately 825 journals, nearly evenly distributed between STM and the social sciences and humanities, as well as about 600 books a year and a backlist of 6,000 titles. About 1,000 people are employed worldwide, with operations in Europe, the U.S., Australia and Asia. Blackwell Publishing was formed in 2000 as a result of the merger of Blackwell Science (founded in 1939) and Blackwell Publishers (founded in 1922).

        Blackwell Publishing was advised by JPMorgan Cazenove in relation to this transaction.

About Wiley

        Founded in 1807, John Wiley & Sons, Inc. provides must-have content and services to customers worldwide. Wiley's core businesses include scientific, technical and medical journals, encyclopedias, books and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing and distribution centers in the U.S., Canada, Europe, Asia and Australia. Wiley's European operations are based in Chichester, U.K. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb. Wiley's Internet site can be accessed at http://www.wiley.com.

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